UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 17, 2009

American Greetings Corporation

(Exact Name of Registrant as Specified in Its Charter)

Ohio

(State or Other Jurisdiction of Incorporation)

1-13859	34-0065325
(Commission File Number)	(IRS Employer Identification No.)

One American Road Cleveland, OH	44144
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (216) 252-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 17, 2009, American Greetings Corporation and certain of its subsidiaries (collectively, “American Greetings”), entered into a Purchase and Sale Agreement (the “Agreement”) with Schurman Fine Papers and one of its subsidiaries (collectively, “Schurman”). Pursuant to the terms of the Agreement, on April 17, 2009 (the “Closing Date”), American Greetings sold all right, title and interest in the assets of its Retail Operations business segment to Schurman in exchange for approximately $6 million in cash and Schurman’s assumption of certain liabilities related to the Retail Operations business segment. Under the terms of the transaction, American Greetings sold all 341 of its card and gift retail store assets to Schurman, which will operate stores under the American Greetings, Carlton Cards and Papyrus brands. Under the terms of the transaction, American Greetings anticipates remaining subject to certain of the Retail Operations store leases on a contingent basis by subleasing the stores to Schurman. For more information about American Greetings’ Retail Operations business segment, please see footnote 15 “Business Segment Information” to the audited consolidated financial statements contained in American Greetings’ Annual Report for the fiscal year ended February 29, 2008 and footnote 15 “Business Segment Information” to the unaudited consolidated financial statements contained in American Greetings’ Quarterly Report for the quarterly period ended November 28, 2008.

On the Closing Date, pursuant to the terms of the Agreement, American Greetings also purchased from Schurman its Papyrus trademark and its wholesale business division, which supplies Papyrus brand greeting cards primarily to leading specialty, mass, grocery and drug store channels, in exchange for approximately $18 million in cash and American Greetings’ assumption of certain liabilities related to Schurman’s wholesale business. In addition, American Greetings agreed to provide Schurman limited credit support through the provision of a limited guarantee (the “Liquidity Guarantee”) and a limited bridge guarantee (the “Bridge Guarantee”) in favor of the lenders under Schurman’s senior revolving credit facility (the “Senior Credit Facility”). American Greetings also purchased shares representing approximately 15% of the issued and outstanding equity interest in Schurman for approximately $2 million.

Pursuant to the terms of the Liquidity Guarantee, American Greetings has guaranteed the repayment of up to $12 million of Schurman’s borrowings under the Senior Credit Facility to help ensure that Schurman has sufficient borrowing availability under this facility. The Liquidity Guarantee is required to be backed by a letter of credit for the term of the Liquidity Guarantee, which is currently anticipated to end in January 2014. Pursuant to the terms of the Bridge Guarantee, American Greetings has guaranteed the repayment of up to $12 million of Schurman’s borrowings under the Senior Credit Facility until Schurman is able to include the inventory and other assets of the Retail Operations business in its borrowing base. The Bridge Guarantee is required to be backed by a letter of credit and generally will be reduced as Schurman is able to include such inventory and other assets in its borrowing base. American Greetings’ obligations under the Liquidity Guarantee and the Bridge Guarantee generally will not be triggered unless Schurman’s lenders under its Senior Credit Facility have substantially completed the liquidation of the collateral under Schurman’s Senior Credit Facility, or 91 days after the liquidation is started, whichever is earlier, and will be limited to the deficiency, if any, between the amount owed and the amount collected in connection with the liquidation.

American Greetings and Schurman also entered into a loan agreement, dated as of the Closing Date (the “Loan Agreement”), pursuant to which American Greetings is providing Schurman with up to $10 million of subordinated financing (the “Subordinated Credit Facility”) for an initial term of 19 months, subject to up to three automatic one-year renewal periods (or partial-year, in the case of the last renewal), unless either party provides the appropriate written notice prior to the expiration of the applicable term. Schurman can only borrow under the facility if it does not have other sources of financing available, and borrowings under the Loan Agreement may only be used for specified purposes. In addition, availability under the Subordinated Credit Facility will be limited as long as the Bridge Guarantee is in place to the difference between $10 million and the current maximum amount of the Bridge Guarantee. Borrowings under the Subordinated Credit Facility will be subordinate to borrowings under the Senior Credit Facility and will bear interest at a rate per annum equal to the greater of (i) the base rate provided under American Greetings’ revolving credit facility and (ii) the adjusted Eurodollar rate provided under American Greetings’ revolving credit facility plus 1.0%, plus, in either case, 6.5%. The Loan Agreement provides affirmative and negative covenants and events of default customary for such financings.

In connection with the Agreement, American Greetings and Schurman have also entered into several other ancillary agreements, including an inventory supply agreement, a marketing services agreement, a transition services agreement and a trademark licensing agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

American Greetings Corporation
(Registrant)

Date: April 20, 2009	By:	/s/Catherine M. Kilbane
	Name:	Catherine M. Kilbane
	Title:	Senior Vice President and General Counsel